UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. 1)

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

LEE ENTERPRISES, INCORPORATED
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SEC 1913 (02-02)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

EXPLANATORY NOTE
This Amendment No. 1 to the Proxy Statement of Lee Enterprises, Incorporated (the “Company”) amends only the following portions of the Proxy Statement originally filed on January 10, 2014 (the “Proxy Statement”): (a) the fifth paragraph of the “Proxies” to change the URL Internet address as well as the telephone number where stockholders may vote and (b) page one of the “Proxy Card,” found at the end of the Proxy Statement, to also change the URL Internet address as well as the telephone number where stockholders may vote. All other portions of the Proxy Statement are incorporated herein by reference thereto without changes.

LEE ENTERPRISES, INCORPORATED
201 N. Harrison Street, Suite 600
Davenport, Iowa 52801-1924

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD FEBRUARY 19, 2014

TO OUR STOCKHOLDERS:

The Annual Meeting of Stockholders (the "Annual Meeting") of Lee Enterprises, Incorporated, a Delaware corporation (the "Company"), will be held on the 4th floor of the Company's offices, 201 N. Harrison Street, Davenport, Iowa, 52801-1924, on February 19, 2014, at 9:00 a.m. CST, for the following purposes:

(1)	To elect three directors for terms of three years;

(2)	To ratify the selection of KPMG LLP as the Company's independent registered public accounting firm;

(3)	To consider and act upon a proposal to amend the 1996 Stock Plan for Non-Employee Directors (as amended and restated in 2010);

(4)	To consider and act upon a proposal to amend and restate the Incentive Compensation Program; and

(5)	To approve, by non-binding vote, the Company’s compensation of its executive officers (the "Say-On-Pay" vote).

We will also transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

The Board of Directors has fixed December 27, 2013 as the record date for the determination of stockholders entitled to notice of, and to vote at the Annual Meeting.

We are furnishing our proxy materials to you under Securities and Exchange Commission rules that allow public companies to deliver proxy materials to their stockholders using the Internet. On or about January 10, 2014, you were provided with a Notice of Internet Availability of Proxy Materials (“Notice”) and provided access to our proxy materials over the Internet.

We encourage you to attend the Annual Meeting. However, it is important that your shares be represented whether or not you plan to attend. Even if you plan to attend the Annual Meeting, please vote, as instructed in the Proxy Statement as promptly as possible to ensure that your vote is recorded. Alternatively, you may follow the procedures outlined in the Notice to request a paper proxy card to submit your vote by mail. If you attend the meeting and your shares are registered in your name, you may withdraw your proxy at that time and vote your shares in person.

C. D. Waterman III, Secretary

Davenport, Iowa
January 10,  2014

LEE ENTERPRISES, INCORPORATED
 2014 ANNUAL MEETING OF STOCKHOLDERS
 PROXY STATEMENT

References to “we”, “our”, “us” and the like, except under "Executive Compensation", refer to Lee Enterprises, Incorporated (the "Company"). References to "2014", "2013", "2012" and the like refer to the fiscal year ending, or ended, the last Sunday in September.

This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of the Company to be voted at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on the 4th floor of our offices, 201 N. Harrison Street, Davenport, Iowa, 52801-1924, on February 19, 2014, at 9:00 a.m. CST, for the purposes set forth in the Notice of Annual Meeting of Stockholders.

In accordance with rules adopted by the Securities and Exchange Commission (“SEC”), we have provided Internet access to this Proxy Statement and our Annual Report on Form 10-K for the year ended September 29, 2013. Accordingly, a Notice of Internet Availability of Proxy Materials (the “Notice”) has been sent to our stockholders of record and beneficial owners. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request that a printed set of the proxy materials be sent to them by following the instructions in the Notice. If you requested printed versions of these materials by mail, these materials also include the proxy card for the Annual Meeting.

Also, the Notice provides you with instructions to inform us how to send our future proxy materials to you electronically by email, or in printed form by mail. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email, or in printed form by mail, will remain in effect until you terminate it.

 PROXIES

Your vote is very important. If you are a stockholder of record, you may vote your Common Stock in person at the Annual Meeting. We will give you a ballot when you arrive. If you do not wish to vote in person or if you will not be attending the Annual Meeting, you may vote by proxy. You may vote by proxy over the Internet (at www.proxypush.com/lee), by telephone (1-866-883-3382) or through the mail. If you received these proxy materials by mail, you may vote by signing and dating the proxy card(s) and returning the card(s) in the prepaid envelope or you may also vote by Internet or telephone (as indicated above). If you received these proxy materials via e-mail, the e-mail message transmitting the link to these materials contains instructions on how to vote your shares of Common Stock and your control number. Instructions on how to vote by Internet are also contained in the Notice.

You may revoke the proxy before the Annual Meeting, whether delivered by Internet, telephone or through the mail, by using, respectively, the Internet voting procedures, the telephone voting procedures or by mailing a signed instrument revoking the proxy to: C. D. Waterman III, Secretary, Lee Enterprises, Incorporated, at the address shown on the cover of this Proxy Statement. To be effective, a mailed revocation must be received by the Secretary on or before February 18, 2014. A stockholder may also attend the Annual Meeting in person, withdraw the proxy and vote in person.

If a broker, bank or other nominee holds your Common Stock, you will receive instructions from them that you must follow in order to have your shares voted. Shares held by a broker, bank or other nominee cannot be voted in person at the Annual Meeting.

FORMER HOLDERS OF CLASS B COMMON STOCK

In 2011, all shares of Class B Common Stock were converted into an equal number of shares of Common Stock, in accordance with sunset provisions for Class B Common Stock established in 1986. If you still hold shares of Class B Common Stock, contact Wells Fargo Shareowner Services at 1-877-536-3552 to have the shares converted to Common Stock.

VOTING PROCEDURES

Stockholders of record at the close of business on December 27, 2013 will be entitled to vote at the Annual Meeting or any adjournment thereof. As of November 30, 2013, there were 53,444,441 shares of Common Stock outstanding. Each share of Common Stock is entitled to one vote at the Annual Meeting.

The presence, in person or by proxy, of a majority of the shares of our Common Stock issued and outstanding and entitled to vote is necessary to constitute a quorum at the Annual Meeting. The affirmative vote of the holders of a plurality of the shares of Common Stock represented in person or by proxy at the Annual Meeting is required to elect directors under Proposal 1, and the affirmative vote of the holders of a majority of the shares of Common Stock represented at the Annual Meeting is required to act on Proposals 2, 3, 4 and 5 as more fully set forth in this Proxy Statement, and on any other matter properly brought before the meeting.

Proposal 5 is a non-binding, advisory vote. As described more fully below, because of the advisory nature of this vote, the Board of Directors and its committees will not be bound to follow the recommendation of the stockholders. In order for the stockholders to recommend approval of the compensation of our executive officers under Proposal 5, the affirmative vote of the holders of a majority of the shares of Common Stock represented at the Annual Meeting is required.

Abstentions from voting on Proposals 2, 3, 4, and 5 will be included for purposes of determining whether the requisite number of affirmative votes is received on any matters other than the election of directors submitted to the stockholders for vote and, accordingly, will have the same effect as a vote AGAINST such matter. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will be considered as present and entitled to vote, but will have no effect on the vote with respect to that matter.

In voting by proxy with regard to the election of directors, stockholders may vote in favor of all nominees, withhold their votes as to all nominees, or withhold their votes as to specific nominees. Stockholders should specify their choices by using the Internet or telephone voting procedures, or on the proxy card, if printed copies of the proxy materials are requested by mail. All properly executed proxies delivered to us and not subsequently revoked will be voted at the Annual Meeting in accordance with the directions given. For any stockholder of record, if no specific instructions are provided the shares represented by the proxy will be voted FOR the election of all directors in Proposal 1 and FOR the approval of Proposals 2, 3, 4, and 5 , as more fully set forth in this Proxy Statement. If any other matters properly come before the Annual Meeting, the persons named as proxies will vote upon such matters according to their judgment.

New York Stock Exchange ("NYSE") rules prohibit its member-brokers from voting shares held by them in elections for directors, any material revision to the terms of any existing equity compensation plan, and on any matters relating to executive compensation, without voting instructions from you. Accordingly, YOUR BROKER MAY NOT VOTE on Proposals 1, 3, 4 and 5 in its discretion, though your shares will be counted for purposes of determining whether a quorum is present. NYSE member-brokers are allowed to vote shares held by them for their customers only on matters the NYSE determines are routine, unless the brokers have received voting instructions from their customers. Your broker, therefore, will need to return a proxy card without voting on these matters if you do not give voting instructions with respect to these matters. This is referred to as a “broker non-vote”.

We encourage you to provide voting instructions to the broker, bank or other nominee that holds your shares by carefully following the instructions provided in the Notice from such entity.

PROPOSAL 1 - ELECTION OF DIRECTORS

Three directors are to be elected to hold office for three-year terms expiring at the annual meeting in 2017.

Proxies will be voted for the election of the nominees unless the stockholder giving the proxy withholds such authority. If, as a result of circumstances not now known, any of such nominees shall be unable to serve as a director, proxies will be voted for the election of such other person as the Board of Directors may select. Information about the nominees and directors continuing in office, including business experience for at least the last five years, is set forth below. Also included is a description of the specific experience, qualifications, attributes and skills of each nominee and director continuing in office that led the Board of Directors to conclude that each is well qualified to serve as a member of our Board of Directors.

Nominees for Election as Directors with Terms Expiring in 2017

Each of the individuals named below is a nominee of the Nominating and Corporate Governance Committee of the Board of Directors and has been nominated by the full Board of Directors for election as a director at the Annual Meeting. Each nominee is independent, as defined in the listing standards of the NYSE. The current terms of directors Cole, Donovan and Elmore expire February 19, 2014.

Richard R. Cole, 71, Director since 2006

Dr. Cole is the John Thomas Kerr Jr. Distinguished Professor-Emeritus at the School of Journalism and Mass Communication, University of North Carolina at Chapel Hill. From 1979 to 2005, Dr. Cole served as dean of the school and brings to the Board of Directors over 40 years experience in the profession of journalism and journalism-mass communication education.

Dr. Cole is chairman of the Nominating and Corporate Governance Committee.

Nancy S. Donovan, 62, Director since 2003

Ms. Donovan is a founding partner of Circle Financial Group, LLC, New York, NY, a wealth advisory and private equity firm, and the founding partner of Oakmont Partners, LLC, Lake Forest, IL, a private equity firm. From 1989 to 2001, Ms. Donovan was President and Chief Operating Officer of Morgan Stanley Credit Corporation, Riverwoods, IL. Prior to 1989, Ms Donovan was instrumental in the development of the Discover Card, and led all marketing and merchant sales. Ms. Donovan provides the Board of Directors with experience in corporate finance, capital markets, risk analysis and strategic investment.

Ms. Donovan is a member of the Audit Committee.

Leonard J. Elmore, 61, Director since 2008

Mr. Elmore is an attorney. Mr. Elmore is also a basketball analyst for ESPN and CBS Sports. Mr. Elmore served as a board member of iHoops, the official youth basketball initiative of the NCAA and the NBA, from its inception in April 2009, and from May 2010 as its Chief Executive Officer, until October 2011. Prior to joining iHoops, Mr. Elmore was a partner with the law firm of Dreier LLP from September 2008 until December 2008, and senior counsel with the law firm of Dewey & LeBoeuf from 2004 to 2008. Mr. Elmore served as a trustee of the University of Maryland, and is a commissioner on the John S. and James L. Knight Foundation's Knight Commission on Intercollegiate Athletics. Mr. Elmore also serves as a member of the board of directors and chairman of the nominating and corporate governance committee of 1-800-FLOWERS.COM, Inc. Mr. Elmore brings to the Board of Directors his skills and experience in diverse roles as a lawyer, broadcaster and executive and in public sector board service.

Mr. Elmore is a member of the Audit Committee.

Vote Required

The affirmative vote of the holders of a plurality of the shares of our Common Stock, represented in person or by proxy at the Annual Meeting, is required to elect directors.

Recommendation of the Board of Directors

The Board of Directors recommends a vote FOR Proposal 1 for the election of each of the nominees listed herein.

INCUMBENT DIRECTORS WITH TERMS EXPIRING IN 2015

Brent Magid, 48, Director since 2010

Mr. Magid is President and Chief Executive Officer of Frank N. Magid Associates, Inc., a research-based strategy consulting company with expertise in a wide range of media. From 2007 to 2009, Mr. Magid served as a director of Quattro Wireless, a mobile advertising company. Mr. Magid provides the Board of Directors with experience and insight into key marketing and advertising trends and related media industry strategies.

Mr. Magid is a member of the Audit Committee and the Executive Compensation Committee.

William E. Mayer, 73, Director since 1998

Mr. Mayer is a founding partner of Park Avenue Equity Partners, L.P., New York, NY, a private equity firm. He is also a director of BlackRock Kelso Capital Corporation, a closed-end management investment company, DynaVox, Inc. and Premier Inc., and a member of the Board of Trustees of the Columbia Group of Mutual Funds. Since 1976, Mr. Mayer has served on the boards of directors of 17 public companies, and as chairman of the board of the University of Maryland, College Park, and The Aspen Institute. Mr. Mayer also served as a professor and dean of the College of Business and Management at the University of Maryland from 1992 to 1996. Mr. Mayer provides the Board of Directors with business leadership experience, an understanding of the strategic, operational and financial issues confronting public companies, and experience with respect to corporate governance matters.

Mr. Mayer is a member of the Executive Committee, the Executive Compensation Committee and the Nominating and Corporate Governance Committee. Mr. Mayer has been designated as our Lead Director by the independent directors to preside over executive sessions of non-management directors, among other duties.

Gregory P. Schermer, 59, Director since 1999

Mr. Schermer is Vice President-Strategy of the Company. From 1989 to July 2006, Mr. Schermer also served as Corporate Counsel of the Company, and from July 2006 until October 2012, he served as Vice President-Interactive Media of the Company. Mr. Schermer leads the development of our digital media strategies and platforms and represents the Company in several industry digital media initiatives, including The Local Media Consortium (the "Consortium"), a group of 29 companies that represent more than 700 local newspapers helping local advertisers to reach digital audiences. Mr. Schermer serves as a member of the Consortium's executive committee. Mr. Schermer provides the Board of Directors with insight and operational perspective on the Company's digital media strategies.

Mark B. Vittert, 65, Director since 1986

Mr. Vittert has been a private investor for more than 20 years. Over the past 40 years, Mr. Vittert has been involved as a founder, developer of, or investor in several companies involved in market research and youth marketing, publishing, sporting goods and the food and beverage industries. Mr. Vittert was a founder of Business Journals Publishing Corp., with publications in major metropolitan markets including Indianapolis, St. Louis, Pittsburgh, Philadelphia, Baltimore and Cincinnati. Since the sale of the business, he continues to be an investor in several publications. Mr. Vittert has also served on the boards of directors of several public companies, and provides the Board of Directors with insight and experience in corporate governance, risk management and the publishing industry.

Mr. Vittert is a member of the Executive Compensation Committee and the Nominating and Corporate Governance Committee.

INCUMBENT DIRECTORS WITH TERMS EXPIRING IN 2016

Mary E. Junck, 66, Director since 1999

Ms. Junck was elected Chairman, President and Chief Executive Officer of the Company in 2002. She is also a director of TNI Partners, which is owned 50% by the Company. Ms. Junck is a director and chairman of the board of directors of The Associated Press. Ms. Junck leads our senior executive team and provides the Board of Directors with in-depth knowledge of the Company and the publishing industry, in which she has worked in executive and senior management positions for more than 30 years. Ms. Junck provides a valuable and unique perspective in Board deliberations about the Company's business, competitive landscape, strategic relationships and opportunities, senior leadership and operational and financial performance.

Ms. Junck is Chairman of the Executive Committee.

Herbert W. Moloney III, 62, Director since 2001

From December 2006 through July 2011, Mr. Moloney was President and Chief Operating Officer of Western Colorprint, Inc., a privately-held company that provided advertising supplements and commercial printing services to the publishing industry. From April 2005 to November 2006, Mr. Moloney was President and Publisher of the Washington Examiner. From 2000 to March 2005, Mr. Moloney was the Chief Operating Officer, North America, and an Executive Vice President of Vertis, Inc., a premium provider of targeted advertising and marketing solutions to leading retail and consumer services companies. Mr. Moloney provides the Board of Directors over 30 years of executive and management experience in the publishing and television industries.

Mr. Moloney is Chairman of the Executive Compensation Committee and a member of the Audit Committee and the Executive Committee.

Andrew E. Newman, 69, Director since 1991

Mr. Newman is Chairman of Hackett Security, Inc., a security systems company with operations in several states; a private investor; and a trustee of Washington University, St. Louis. Mr. Newman has been a founder, principal and/or chief executive officer of several retail and restaurant companies and a group of business publications. Mr. Newman's business, executive and financial experience provide the Board of Directors with strong oversight of its financial and disclosure responsibilities, procedures and controls, and qualify him to serve as Chairman of our Audit Committee and as its designated financial expert. He is also a member of the Executive Compensation Committee.

PROPOSAL 2 - RATIFICATION OF SELECTION OF KPMG LLP AS THE
COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee ("Audit Committee") has selected KPMG LLP (“KPMG”) to serve as the independent registered public accounting firm to audit our financial statements for 2014. KPMG also served as our independent registered public accounting firm in 2013. Our Amended and Restated By-laws ("By-laws") do not require that the stockholders ratify the appointment of KPMG as our independent registered public accounting firm. The Board of Directors is requesting the stockholders to ratify this appointment as a means of soliciting stockholders' opinions and as a matter of good corporate practice.

Representatives of KPMG are expected to be present at the Annual Meeting, will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions from stockholders.

Vote Required

The affirmative vote of a majority of the shares of our Common Stock, represented in person or by proxy at the Annual Meeting, is required to ratify the selection of KPMG. If the stockholders do not ratify the appointment, the Audit Committee will consider any information submitted by the stockholders in determining whether to retain KPMG as our independent registered public accounting firm for 2014. Even if the appointment is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that a change would be in the best interests of the Company and its stockholders.

Recommendation of the Board of Directors

The Board of Directors recommends a vote FOR Proposal 2 to ratify the appointment of KPMG LLP as the Company's Independent Registered Public Accounting Firm.

PROPOSAL 3 - APPROVAL OF AMENDMENT TO AMENDED AND RESTATED 1996 STOCK PLAN
FOR NON-EMPLOYEE DIRECTORS

The Board of Directors has unanimously approved, and is proposing for stockholder approval, an amendment to our Amended and Restated 1996 Stock Plan for Non-Employee Directors (the “Stock Plan Amendment”). At our 1996 Annual Meeting, our stockholders approved the Company’s 1996 Stock Plan for Non-Employee Directors, which was amended and restated at our 2010 Annual Meeting (the “Stock Plan”).The purpose of the Stock Plan is to promote the interests of the Company and its stockholders by: (1) encouraging non-employee directors to own shares of our Common Stock and thereby link their interest more closely with the interests of our other stockholders; (2) attracting and retaining non-employee directors of outstanding ability; (3) providing incentive compensation opportunities which are competitive with those of other major corporations; and (4) enabling such directors to participate in our long-term growth and financial success. A copy of the Stock Plan is included as Appendix A to this Proxy Statement.

The Stock Plan authorized the Board of Directors to (1) reserve an aggregate of 450,000 shares of our Common Stock (as such number may be adjusted for stock splits and dividends and certain other corporate changes in accordance with the Stock Plan) and (2) make an annual grant of 10,000 shares of our Common Stock to each non-employee director, subject to an annual cap in the value on the date of grant equal to that non-employee director’s annual cash retainer (which was $40,000 in 2013 and will be $50,000 in 2014), exclusive of Board committee service and meeting fees. The Stock Plan requires any annual grant of our Common Stock to any non-employee director to be held for a minimum of ten (10) years, unless such director retires, resigns or dies while holding the position of director prior to satisfying this holding requirement. The Stock Plan has no expiration date except that awards may not be granted in excess of the 450,000 shares of our Common Stock that have been reserved for award.

Pursuant to the terms of the Stock Plan, 437,545 shares of Common Stock have been issued to our non-employee directors through December 27, 2013 (the record date for the Annual Meeting), leaving 12,455 shares available for issuance, which is not sufficient to enable us to meet our expected annual awards for the next several years. For the amount of shares that were issued to our non-employee directors as a group in 2013, see Compensation of Non-Employee Directors below.

In order to continue the Stock Plan, we are asking our stockholders to approve the Stock Plan Amendment, which modifies the Stock Plan to increase the number of shares of Common Stock authorized under the Stock Plan by 300,000 shares. We estimate these additional shares will provide an additional three to four years of grants to our non-employee directors, depending on the number of non-employee directors serving on our Board of Directors during such time and the price of our Common Stock.

Under the proposed Stock Plan Amendment, the maximum number of shares available for future grant or issuance would be increased to 312,455 shares of our Common Stock. This amount is subject to adjustment for stock splits and dividends and certain other corporate changes in accordance with the Stock Plan. The addition of 300,000 shares of our Common Stock to the available total shares under the Stock Plan amounts to less than one percent of our 53,444,441 shares of Common Stock outstanding as of November 30, 2013. The closing price of our Common Stock on the NYSE on December 27, 2013 was $3.46 per share.

Summary of Stock Plan

The following summary sets forth the principal features of the Stock Plan as amended by the Stock Plan Amendment. This summary is qualified in its entirety by the complete text of the Stock Plan, as amended, set forth in Appendix A to this Proxy Statement.

Eligibility

Awards may be granted only to our non-employee directors. Awards may not be granted to any person who is an employee of the Company.

Annual Awards

Under the Stock Plan, an award of 10,000 shares of our Common Stock is made automatically to each non-employee director on the first business day of June of each year, subject to an annual cap in the fair market value equal to each non-employee director’s annual cash retainer for that year. No consideration will be paid by a participant upon award of the shares. A non-employee director who is elected by the Board of Directors to fill a vacancy or newly created directorship between annual meetings of stockholders will automatically receive an award of 10,000 shares of our Common Stock on the earlier of the first business day of the fourth month after taking office or the last business day of the year in which he or she takes office, subject to an annual cap in the fair market value equal to each non-employee director’s annual cash retainer for that year and receipt of only one award per fiscal year.

Administration

The Stock Plan is administered by our Chief Executive Officer (the “Administrator”), who is authorized to interpret the plan but has no authority with respect to the selection of directors to receive awards, the number of shares subject to the plan, grants thereunder, or the price or timing of awards to be made except as provided below. The Administrator has no authority to increase materially the benefits under the Stock Plan. The Administrator may amend, suspend or terminate the plan as he or she deems advisable or to comply with changes in the Internal Revenue Code of 1986 (the “Code”), the Employee Retirement Income Security Act of 1974, or the rules and regulations thereunder, but may not amend the Stock Plan without further approval of the stockholders if such approval is required by law. The determinations of the Administrator are final, binding and conclusive upon all persons. Adjustments shall be made in the number and kind of shares subject to the Stock Plan for stock splits or stock dividends. The Administrator presently intends that any annual award be accompanied by an agreement with each director providing, among other matters, that the shares of Common Stock covered by the award must be held for a minimum of ten (10) years, unless such director retires, resigns or dies while holding the position of director prior to satisfying this holding requirement. If such requirement is not met, the shares will be subject to forfeiture in the discretion of the Administrator.

U.S. Income Tax Considerations

Our non-employee directors are considered to have earned directors’ compensation at the time of the stock awards. The amount of taxable compensation equals the fair market value of the shares on the date awarded.

Vote Required

The affirmative vote of a majority of the shares of our Common Stock represented in person or by proxy at the Annual Meeting, is required for the approval of the foregoing proposal. The Amended and Restated Stock Plan, as amended by the Stock Plan Amendment, becomes effective upon its approval by our stockholders.

Recommendation of the Board of Directors

The Board of Directors recommends a vote FOR Proposal 3 to amend the Amended and Restated 1996 Stock Plan for Non-Employee Directors.

PROPOSAL 4 - APPROVAL OF AMENDED AND RESTATED INCENTIVE COMPENSATION PROGRAM

Under section 162(m) of the Code, in order for compensation in excess of $1 million for any taxable year paid to a person named in the Summary Compensation Table and employed by us on the last day of the taxable year to be deductible by the Company, such compensation must qualify as “performance-based”. At the 2004 Annual Meeting, our stockholders approved the Annual Incentive Bonus Program, under which annual cash incentive compensation to be paid to executive officers subject to Code section 162(m) would be performance-based for purposes of exemption from the limitations of Code section 162(m). At the 2005 Annual Meeting, the stockholders approved the Company’s Incentive Compensation Program (the “Program”), which extended the authority of the Executive Compensation Committee (“ECC”) to pay annual bonus compensation and/or make incentive-based restricted stock awards that constitute performance-based compensation within the meaning of Code section 162(m).

Stock awards under the Program were suspended in 2008 and no awards under the Program have been made since 2007 until November 2013. Annual cash incentive compensation awards were also suspended in 2008 and reinstated by the ECC in 2012. Under Code section 162(m), our stockholders must periodically reapprove the Program in order for any awards thereunder to be tax deductible.

If reapproved by the stockholders, restricted stock awards granted to executives by the ECC, in its discretion, under the Company’s 1990 Long-Term Incentive Plan ("LTIP") based on terms and conditions, including performance-based goals, established by the ECC would qualify as performance-based compensation within the meaning of Code section 162(m). A copy of the Program is included as Appendix B to this Proxy Statement. The principal terms of the Program are as follows:

•	The class of persons covered consists of our key executives who are from time to time designated by the ECC.

•
The performance criteria for the Program applicable to covered executives are limited to objective tests based on one or more of the following: net earnings, operating cash flow, customer satisfaction, revenue, financial growth, operating income, return and margin ratios, market performance, and total shareholder return, any of which may be measured either in absolute terms or as compared to another company or companies. Use of any other criterion will require ratification by stockholders if failure to obtain such approval would jeopardize the tax deductibility of future incentive payments.

•
In administering the Program and determining incentive awards, the ECC will not have the flexibility under the Program to pay a covered executive an incentive payment or grant a restricted stock award greater than the incentive award indicated by his or her attainment under the applicable standards. The ECC will have the flexibility, based on its business judgment, to reduce an award of cash or restricted stock. The ECC also has the flexibility to make other compensation payments, including discretionary cash bonus or stock awards, outside the Program at its discretion.

•
There will be a maximum individual annual cash incentive amount limit equal to 200% of the annual base salary of any covered executive for any performance year. No participant may receive an annual cash incentive compensation award under the Program in excess of $2 million.

•	The maximum incentive-based restricted stock award for any fiscal year of the Program shall not exceed 200,000 shares of our Common Stock.

The Program is unchanged from provisions approved by stockholders on February 23, 2005, except that the maximum restricted stock award has been increased to 200,000 shares.

It should be noted that it is the ECC’s intent to prevent Code section 162(m) from limiting the deductibility of incentive compensation payments. However, because of possible unforeseen future events, it is impossible to be certain that all incentive compensation paid by us to named executive officers will be tax deductible. The foregoing shall not preclude the ECC from making other compensation payments under different terms even if they do not qualify for tax deductibility under Code section 162(m).

Hypothetical Payments Based on 2013 Results

As discussed above, awards under the terms adopted by the ECC will be based upon performance goals established with respect to 2014 and future years. No incentive-based restricted stock awards under the Program have been earned by any covered executive, since the performance period has not concluded. Additionally, the amount of annual incentive compensation to be paid in the future to our current or future executive officers subject to Code section 162(m) cannot be determined at this time, since actual amounts will depend on actual performance measured against the attainment of the ECC’s pre-established performance goals and to the ECC’s discretion to reduce such amounts.

The only participant under the Program in 2013 was Mary E. Junck, our Chief Executive Officer. Based on attainment of pre-determined performance goals established by the ECC under the Program, Ms. Junck’s annual cash incentive compensation was $450,000. The ECC also awarded Ms. Junck a discretionary cash bonus of $225,000 for 2013.

If the Program is not approved, in 2014 and thereafter, the Company will not be entitled to a deduction to the extent that the aggregate of salary, discretionary compensation payments, if any, and the value of restricted stock awards vesting in that year, exceeds $1 million to a named executive officer.

Because benefits under the Program depend upon the ECC’s actions, is it not possible to determine the benefits that will be received by participants under the Program.

Federal Income Tax Consequences
Participants will recognize ordinary compensation income when any cash amounts are paid to them under the Program. Participants will also recognize ordinary compensation income when shares are delivered to them upon vesting of stock awards issued under the LTIP in settlement of awards under the Program. The amount of income recognized in this situation will be based on the fair market value of the shares received. Subject to any limitations under Code section 162(m), the Company generally will be entitled to a deduction equal to the amount of ordinary income that a participant is required to recognize. As noted above, the Company cannot guarantee the deductibility of awards under the Program that we intend to qualify as performance-based compensation under Code section 162(m).

Vote Required

The affirmative vote of a majority of the shares of our Common Stock represented in person or by proxy at the Annual Meeting, is required for the approval of the foregoing proposal.

Recommendation of the Board of Directors

The Board of Directors recommends a vote FOR Proposal 4 to adopt the Company’s Amend and Restated Incentive Compensation Program.

PROPOSAL 5 - APPROVAL, BY NON-BINDING VOTE, OF THE COMPANY'S COMPENSATION
OF ITS EXECUTIVE OFFICERS

We are providing our stockholders with the opportunity to cast an advisory vote regarding executive compensation as described below. The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers ("NEOs") as disclosed in this Proxy Statement in accordance with the SEC's rules. This vote is also referred to as a “Say-On-Pay” vote.

As required by the Securities Exchange Act of 1934 (the "Exchange Act"), stockholders may vote to approve (or not approve) the resolution below on the compensation of our NEOs, as disclosed in the Compensation Discussion and Analysis and accompanying executive compensation tables and narrative on pages 15-26.

Our goal is to be an employer of choice for our key executives. In order to achieve this status, our strategies are to have compensation programs in place that will:

•	Reward executives for their contribution to our success;

•	Create an ownership mentality in our executives;

•	Focus the executives on building long-term value;

•	Permit us to recruit the talent we need;

•	Pay our executives at comparable levels with organizations with which we compete for talent; and

•	Encourage top performers to remain with the Company.

Our core compensation philosophy is to pay our executive officers competitive levels of compensation that best reflect their individual responsibilities and contributions to the Company, while providing incentives to achieve our business and financial objectives.

The Compensation Disclosure and Analysis more fully describes our executive compensation program and the decisions made by the ECC.

The affirmative vote of a majority of the shares of our Common Stock represented in person or by proxy at the Annual Meeting, is required for the approval of Proposal 5.

The advisory vote will not be binding on the ECC or the Board of Directors. However, they will carefully consider the outcome of the vote and take into consideration any concerns raised by stockholders when determining future compensation arrangements.

Recommendation of the Board of Directors

The Board of Directors recommends a vote FOR Proposal 5 to adopt the following resolution:

RESOLVED, that the stockholders of Lee Enterprises, Incorporated, approve, on an advisory basis, the compensation philosophy, policies and procedures employed by the Company's Executive Compensation Committee, as described under "Compensation Discussion and Analysis", and the tabular disclosure and narrative regarding named executive officer compensation in this Proxy Statement.

DIRECTORS' MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

General

Our Board of Directors met four times in 2013. No incumbent director attended fewer than 75% of the aggregate of (1) the total number of meetings of the Board of Directors and (2) the total number of meetings held by all committees of the Board on which he or she served in 2013. All of the incumbent directors attended our February 20, 2013 Annual Meeting of Stockholders except Mr. Elmore. All directors are expected to attend each meeting of our Board of Directors and the committees on which they serve and are also expected to attend our annual meetings of stockholders.

Our Board of Directors has four committees. With the exception of the Executive Committee, each is composed of at least three independent directors and operates under a written charter, which are all available on our website www.lee.net by clicking on “Governance”.

Board Leadership Structure

As stated in our Corporate Governance Guidelines, our Board of Directors has no formal policy with respect to the separation of the offices of Chairman and Chief Executive Officer. Our Board of Directors believes that having a combined Chairman and Chief Executive Officer position (the "CEO"), together with an independent Lead Director, currently provides the best Board leadership structure for the Company. This structure, together with our other corporate governance practices, provides strong independent oversight of management, while ensuring clear strategic alignment throughout the Company. Our Lead Director is a non-employee director who is elected by the independent members of the Board of Directors. William E. Mayer, a director since 1998, currently serves as our Lead Director.

 The role of Mr. Mayer, as Lead Director, includes the following duties:

•	Preside at all meetings of the Board when the Chairman is not present;

•	Call meetings of the non-management directors, as needed;

•	Develop the agendas for meetings of the non-management directors;

•	Preside at executive sessions of the non-management directors;

•	Confer regularly with the CEO;

•	Serve as a liaison between the CEO and the non-management directors;

•	In consultation with the CEO, review and approve Board meeting schedules and agendas; and

•	Meet with stockholders as appropriate.

Risk Oversight

Oversight of risk management is a responsibility of the Board of Directors and is an integral part of the Board's oversight of our business. The primary responsibility for the identification, assessment and management of the various risks resides with management. The Board of Directors has delegated to the Audit Committee primary responsibility for evaluating our overall risk management profile and ensuring that management has established and adequately reviewed processes for identifying and preparing the Company to manage risks.

Director Independence

Our Board of Directors has examined the relationship between each of our non-employee directors and the Company and has determined that directors Cole, Donovan, Elmore, Magid, Mayer, Moloney, Newman, and Vittert qualify as “independent” directors in accordance with the published listing requirements of the NYSE and, in the case of the Audit Committee, the rules of the SEC. Directors Junck and Schermer do not qualify as independent directors because they are employees of the Company.

Audit Committee

The Audit Committee met seven times in 2013. The members of the Audit Committee are directors Newman, who chairs the Audit Committee, Donovan, Elmore, Magid and Moloney. The Audit Committee has the oversight responsibilities set forth in its charter, including, without limitation: (1) the quality and integrity of our financial statements; (2) our compliance with legal and regulatory requirements, including the review of related persons reports and disclosures of transactions involving the Company and any director, nominee for director, officer, owner of more than 5% of our Common Stock or immediate family member of any of the above; (3) our overall risk management profile;

(4) the independent registered public accounting firm's qualifications and independence; (5) the performance of our internal audit function and that of our independent registered public accounting firm; and (6) preparation of the annual Audit Committee Report to be included in our Proxy Statement.

Executive Compensation Committee

The Executive Compensation Committee ("ECC") met four times in 2013. The members of the ECC are directors Moloney, who chairs the ECC, Magid, Mayer, Newman and Vittert. Its responsibilities include, without limitation, the authority to: (1) administer our Retirement Account Plan, our Supplementary Benefit Plan, as amended and restated as of January 1, 2008 ("Non-Qualified Plan"), our 1990 Long-Term Incentive Plan effective as of October 1, 1999, as amended January 6, 2010 ("LTIP"), our Amended and Restated 1977 Employee Stock Purchase Plan ("ESPP") and our 2005 Supplemental Employee Stock Purchase Plan, amended on November 16, 2005 ("SPP"); (2) establish salaries, bonus formulae and bonuses, and participation in other benefit plans or programs for executive officers; (3) review employment terminations involving payment to any officer or other key executive in excess of $200,000; (4) approve employment contracts for executives extending beyond one year; and (5) approve the position description, performance standards and goals for incentive cash and restricted stock awards for our CEO and other NEOs under our Incentive Compensation Program and to measure their related performance thereunder. In addition, the ECC recommends to the Board of Directors significant employee benefit programs and bonus or other benefit plans affecting executives other than NEOs. The ECC is responsible for evaluating risks posed by our compensation policies.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee (“NCGC”) met four times in 2013. The members of the NCGC are directors Cole, who chairs the NCGC, Mayer and Vittert. Its functions are to consider and recommend to the Board of Directors all nominees for possible election and re-election to the Board, and to consider all matters relating to the size, composition and governance of the Board and the general subject matter, size and composition of Board committees.

The NCGC regularly reviews the composition of the Board of Directors, anticipated openings and whether the addition of directors with particular experiences, skills or other characteristics would make the Board more effective. The NCGC has not established any specific minimum criteria or qualifications that a nominee must possess. Rather, the NCGC seeks directors who possess integrity and other character traits, broad experience, expertise in their field, capacity to understand our business, a willingness to devote adequate time to duties of the Board of Directors and the ability to make independent judgments using their diversity of experience. The NCGC also considers if a potential nominee will otherwise qualify for membership on the Board of Directors and if the potential nominee will satisfy the independence requirements of the NYSE and the SEC. In determining whether to recommend a director for re-election, the NCGC also considers the director's past attendance at meetings and participation in and contributions to the Board of Directors. The NCGC considers diversity in the nominating process, but has no specific policy related to diversity.

Consideration of a nominee for the Board of Directors typically involves a series of internal discussions, review of a nominee's background and experience and interviews of the nominee. In general, nominees are suggested by members of the Board of Directors or our executives. The NCGC then meets to consider and approve the final nominees, and either makes its recommendation to the Board of Directors to fill a vacancy, add an additional member or recommend a slate of nominees to the Board of Directors for nomination and election to the Board. Director nominees recommended by the NCGC for election at an annual meeting are subject to approval by the full Board of Directors.

The NCGC will consider nominees recommended by stockholders. The NCGC evaluates nominees proposed by stockholders using the same criteria as other nominees. A written nomination should be mailed or delivered to Richard R. Cole, Chairman, NCGC, in care of the Company, at the address shown on the cover of this Proxy Statement. The nomination should include the stockholder's name, address and the class and number of shares of our Common Stock owned. It should also include the name, age, business and residence addresses of the individual being nominated, the nominee's principal occupation or employment and the class and number of shares of our Common Stock if any, owned by the nominee, together with a statement indicating the nominee's willingness to serve, if elected. To assist in the evaluation of nominees recommended by the stockholders, the NCGC may require the nominees to provide any additional information about themselves as the NCGC may determine appropriate or desirable, including information required to be disclosed in our Proxy Statement under the Exchange Act. To be considered by the NCGC for the slate recommended in the Proxy Statement for the 2015 annual meeting, stockholders must submit the required information to Dr. Cole by September 11, 2014.

Executive Committee

The Executive Committee met once in 2013. The members of the Executive Committee are directors Junck, who chairs the Executive Committee, Mayer and Moloney. The Executive Committee may exercise the authority of the Board of Directors between its meetings, except to the extent that the Board of Directors has delegated authority to another committee or to other persons, and except as limited by applicable law.

CORPORATE GOVERNANCE

We maintain corporate governance information on our website, which includes key information about our corporate governance initiatives, including our Corporate Governance Guidelines, Code of Business Conduct and Ethics and charters for the independent committees of the Board of Directors. The corporate governance information can be found at www.lee.net by clicking on “Governance”.

We also post on our website our 2013 Annual Report on Form 10-K, as filed with the SEC. The Annual Report can be found at www.lee.net by clicking on “Financial”. We will also furnish, upon written request and without charge, a printed copy of the 2013 Annual Report to each person whose proxy is solicited and to each person representing that, as of the record date of the Annual Meeting, he or she was a beneficial owner of shares entitled to be voted at the meeting. Such written request should be directed to the Company at the address shown on the cover of this Proxy Statement.

Our policies and practices reflect corporate governance initiatives that are in compliance with the listing requirements of the NYSE and the corporate governance requirements of the Sarbanes-Oxley Act of 2002, specifically:

•	The Board of Directors has adopted clear corporate governance policies;

•	A majority of the Board of Directors is independent of the Company and its management;

•	The non-management directors meet regularly without management present;

•	All members of the Audit Committee, ECC and NCGC are independent;

•	The non-management directors have designated an independent Lead Director to chair their meetings and consult with our CEO regarding matters considered by the non-management directors;

•	The charters of the Board committees clearly establish their respective roles and responsibilities;

•	We have a Code of Business Conduct and Ethics that is monitored by the Audit Committee and is annually affirmed by our directors and executive officers;

•	Our Code of Business Conduct and Ethics applies to our principal executive officer and all members of our finance staff, including the principal financial and accounting officer;

•
We have a hotline available to all employees and the Audit Committee has procedures in place for the anonymous submission of employee complaints on accounting, internal controls, auditing or other matters; and

•	Our internal audit function maintains critical oversight over the key areas of our business and financial processes and controls, and reports directly to the Audit Committee.

Interested parties may communicate with the Board of Directors, the non-management directors as a group, or the Lead Director by writing to William E. Mayer, Lead Director, in care of the Company, at the address shown on the cover of this Proxy Statement.

 COMPENSATION OF NON-EMPLOYEE DIRECTORS

We desire to compensate our directors in a manner that is comparable to compensation levels at companies in our peer group (see “Peer Group Information” under "Executive Compensation" below) and provides stock ownership. Our Human Resources Department provides the ECC with information from our peer group's proxies on annual retainers and compensation for board and committee meetings. The ECC reviews the information and makes a recommendation to the full Board of Directors for its approval.

In 2013, we paid all non-employee directors a $40,000 annual retainer. Our Lead Director received an additional annual retainer of $10,000. The chairmen of the Audit Committee and ECC each received a $10,000 annual retainer for serving as such and the Chairman of the NCGC received an annual cash retainer of $5,000. Non-employee directors received $2,000 for each Board or committee meeting attended and $1,000 for each Board or committee telephonic meeting. Non-employee directors are also reimbursed for reasonable and customary business expenses incurred on our behalf. For 2014, we increased the annual cash retainer to $50,000, the first increase since 2006.

Under our Stock Plan, in 2013, non-employee directors received an annual grant of 10,000 shares (which is subject to a cap on the fair market value of shares awarded equal to the annual cash retainer). The Stock Plan is intended to encourage non-employee directors to increase their ownership of shares of our Common Stock and thereby align their interests more closely with the interests of our other stockholders. In addition, an objective of the Stock Plan has been to assist us in attracting and retaining non-employee directors of outstanding ability and in providing compensation opportunities which are competitive with those of other major corporations, as well as enabling such directors to participate in our long-term growth and financial success. Non-employee directors are required to hold their annual stock grant for a minimum of ten years, unless a director retires, resigns or dies while holding the position of director prior to satisfying this requirement.

Directors engaged to provide consultative services are normally compensated at the rate of $1,500 per day. No non-employee director provided such compensated consultative services in 2013.

The following table summarizes 2013 non-employee director compensation:

(Dollars)	Fees Earned or Paid in Cash	Value of Stock Awards	All Other Compensation	Total
		(1)	(2)
Richard R. Cole	56,917	17,000	—	73,917
Nancy S. Donovan	56,000	17,000	—	73,000
Leonard J. Elmore	53,000	17,000	—	70,000
Brent Magid	53,000	17,000	—	70,000
William E. Mayer	73,167	17,000	—	90,167
Herbert W. Moloney III	69,833	17,000	—	86,833
Andrew E. Newman	73,000	17,000	—	90,000
Mark B. Vittert	63,083	17,000	—	80,083

(1)	All stock awards are fully vested on the grant date, subject to the holding period. Stock awards are granted at a price equal to the fair market value on the date of the grant.

(2)
The Lee Foundation, an affiliate of the Company, matches on a dollar-for-dollar basis up to $5,000 annually, charitable contributions made by non-employee directors to qualifying organizations. Such matching contributions are not considered income to the director.

The Board of Directors has authorized non-employee directors, prior to the beginning of any calendar year, to elect to defer receipt of all or any part of the cash compensation a director might earn during such year under our Outside Directors Deferral Plan (Amended and Restated as of January 1, 2008). Amounts so deferred will be paid to the director upon his or her separation from service, death or disability, adjusted for any investment gains (or losses) thereon. Alternatively, directors may elect to have deferred compensation credited to a “rabbi trust” established by us with an independent trustee, which administers the investment of amounts so credited for the benefit and at the direction of the trust beneficiaries until their accounts are distributed under the deferred compensation plan. Amounts so credited for the benefit of non-employee directors are invested in investment alternatives selected by the director.

None of our employees receive any compensation for serving as a director.

EQUITY COMPENSATION PLAN INFORMATION

Information as of September 29, 2013 with respect to equity compensation plans is as follows:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (Dollars)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
	(1)		(2) (3)
Equity compensation plans approved by stockholders	2,768,506	2.94	4,768,542

(1)	LTIP.

(2)	Includes the number of securities remaining available for future issuance under the LTIP, Stock Plan, ESPP and SPP.

(3)
Those securities not issued as a result of cancellation, forfeiture or surrender of previously outstanding options or adjustment of target restricted stock awards remain available for issuance, at the discretion of the ECC, under the LTIP.  Such shares are excluded from the total presented as the amount cannot be ascertained.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

The following table sets forth information as of November 30, 2013, except as set forth below, as to each person known by us to own beneficially more than 5% of our Common Stock.

Beneficial Owner	Shares of Common Stock	Percent of Class

Lonestar Capital Management, LLC (1)	3,000,000	5.4

(1)
The information is based solely on a report on Form 13D, as amended, filed as of November 20, 2013 by Lonestar Capital Management, LLC (“Lonestar”) with the SEC. Lonestar reported shared voting authority with respect to all of the reported shares.

The following table sets forth information as to our Common Stock beneficially owned as of November 30, 2013 by each director and nominee, each of the NEOs listed in the Summary Compensation Table, and by all directors and executive officers as a group:

Name of Beneficial Owner	Common Stock	Percent of Class

Richard R. Cole	46,000	*
Nancy S. Donovan	77,603	*
Leonard J. Elmore	45,693	*
Michael R. Gulledge (1)	153,542	*
Mary E. Junck (1)	1,295,173	2.4
Brent Magid	40,200	*
William E. Mayer	161,979	*
Kevin D. Mowbray (1)	161,738	*
Herbert W. Moloney III	63,000	*
Andrew E. Newman	56,000	*
Gregory P. Schermer (1) (2)	1,183,435	2.1
Carl G. Schmidt (1)	205,563	*
Greg R. Veon (1) (2)	146,166	*
Mark B. Vittert	56,000	*
All executive officers and directors as a group (17 persons) (1) (2)	3,765,963	7.0

*	Less than one percent of the class.

(1)
The table includes the following shares of Common Stock subject to acquisition within 60 days by the exercise of outstanding stock options: Mr. Gulledge - 94,824; Ms. Junck - 165,000; Mr. Mowbray - 79,800; Mr. Schermer - 24,600; Mr. Schmidt -90,900; Mr. Veon - 32,100; and all executive officers and directors as a group - 495,224.

(2)
The following directors and named executive officers disclaim beneficial ownership of the following shares, included above: Mr. Schermer - 31,820 shares of Common Stock held by a trust for the benefit of his son, 27,820 shares of Common Stock held by a trust for the benefit of a daughter and 47,640 shares of Common Stock held by separate trusts for the benefit of two other daughters as to which Mr. Schermer shares voting and investment authority; and Mr. Veon - 400 shares of Common Stock held by his sons.

EXECUTIVE COMPENSATION

References to “we,” “our” or “us” under "Executive Compensation" refer to the ECC.

Compensation Discussion and Analysis

The discussion and analysis that follow provide an overview of the Company's regular executive compensation program.

2013 Corporate Performance Assessment

In 2013, the Company continued to drive strong digital revenue growth, transform its business, and rapidly reduce debt.

•	Mobile advertising revenue reached $5.7 million for the year, an increase of 108%(1), contributing to total digital revenue growth of 6.8%(1) in 2013;

•	Subscription revenue increased 3.7%(1) in 2013, helping to offset an overall revenue decline of 2.9%(1), an improvement over the prior year;

•
Through its business transformation initiatives, the Company reduced cash costs approximately 4.1%(1) in 2013. Since 2007 the Company has eliminated 36% of the cash costs of its continuing operations, totaling $285 million;

•	Operating cash flow(2) increased 1.2%(1) to $160.7 million and the related margin for 2013 increased to 23.8% from 22.9% a year ago;

•	The Company achieved its fifth consecutive year of strong and stable Adjusted EBITDA(2) and unlevered free cash flow(2);

•	Debt payments totaled $98.4 million in 2013 allowing the Company to achieve the September 2015 target amount of debt in its plan of reorganization two years early; and

•	The Company’s stock price increased 82% during the year, resulting in an increase in equity value to shareholders of more than $63 million.

(1)
Amounts are presented on a comparable 52 week basis. 2012 reported results include a 53rd week of business operations. See pages 25-26 of our 2013 Annual Report on Form 10-K for additional information.

(2)
A non-GAAP (Generally Accepted Accounting Principles) financial measure for which the definition thereof and reconciliation to the relevant GAAP measure is included on pages 19-20 of our 2013 Annual Report on Form 10-K.

Elements of Compensation

Our compensation program reinforces the key drivers of success in the Company's business. Our financial emphasis is on revenue and operating cash flow. We believe these two measures are key measures of long and short term success in our industry. Compensation for the NEOs includes the following:

•	Salaries;

•	Annual cash incentives which are based, to a large extent, on annual performance of the Company or the operations the individual manages;

•	Discretionary cash bonus awards in those circumstances where we believe exceptional performance is not adequately rewarded under our incentive compensation programs;

•	Long-term incentives in the form of restricted Common Stock or stock options that fully vest three years after grant; and

•	Benefits, including health, life and disability insurance, a 401(K) plan and a supplemental deferred compensation plan.

Our annual cash incentive programs place a portion of NEO compensation at risk, based on performance criteria. In addition, stock options, when granted by us, are inherently performance based because an option only has value if the stock price rises after the option is granted.

 The Named Executive Officers

SEC regulations require us to include the Company's CEO, Ms. Mary E. Junck, its chief financial officer, Mr. Carl G. Schmidt, and its three other most highly compensated executive officers as NEOs.

Objectives of our Compensation Program

We intend for the Company to be an employer of choice, both in its industry and in the communities it serves. In order to achieve this status, our strategies are to have compensation programs in place that will:

•	Reward executives for their contribution to the Company's success;

•	Create an ownership mentality in the executives;

•	Focus the executives on building long-term value;

•	Permit us to recruit the talent we need;

•	Pay the executives at comparable levels with organizations with which the Company competes for talent; and

•	Encourage top performers to remain with the Company.

Our core compensation philosophy is to pay executive officers competitive levels of compensation that best reflect their individual responsibilities and contributions to the Company, while providing incentives to achieve its business and financial objectives. While comparisons to compensation levels at companies in the peer group (discussed below) are helpful in assessing the overall competitiveness of our compensation program, we believe that our executive compensation program also must be internally consistent and equitable in order for the Company to achieve the compensation objectives outlined above.

In implementing this philosophy, we have analyzed the relationship between the CEO's total compensation and the total compensation of the other executive officers of the Company. For this purpose, total compensation includes not only base salary and bonus, but also the grant date fair value of equity awards (as well as accumulated realized and unrealized equity gains), all perquisites and payment amounts upon a change of control. The Company's Human Resources Department accumulates the internal pay equity information under our direction.

When making compensation decisions, we also benchmark the compensation of the CEO and other NEOs relative to the compensation paid to similarly-situated executives at companies that we consider to be industry peers.  We believe, however, that a benchmark should be one point of reference for measurement, but not the sole determinative factor for executive compensation. The purpose of the comparison is not to supplant the analysis of internal pay equity, wealth accumulation and the individual performance of the executive officers that we consider when making compensation decisions. Further, given the limitations associated with comparative pay information for setting individual executive compensation, including the difficulty of assessing and comparing wealth accumulation through equity gains and post-employment amounts, we may elect to not use the comparative compensation information at all in the course of making compensation decisions.

Peer Group Information

We use market data for context and a frame of reference for decision making, but it is not the sole source of information from which compensation is determined. We target the median of the market to establish the total compensation opportunity. We determine the market for the NEO positions to be comparable publicly traded publishing companies.

We review the composition of the peer group annually to ensure that companies are relevant for comparative purposes. We factor in the relative size of these companies since size of the company generally correlates with compensation paid. We believe that the current group of companies noted below is representative of the sector in which the Company operates, and the group was chosen because of each company's relative leadership position in the media sector, their relative size as measured by market capitalization and the relative complexity of the business and the CEO's role and responsibilities. These companies currently are:

•	A.H. Belo Corporation;

•	Gannett Co., Inc.;

•	Gatehouse Media Inc.;

•	Journal Communications, Inc.;

•	The McClatchy Company;

•	Media General, Inc.;

•	Meredith Corp.;

•	The New York Times Company;

•	The E.W. Scripps Company;

•	Sinclair Broadcast Group Inc.; and

•	Valassis Communications Inc.

The Company's Human Resources Department provides us with compensation data obtained from the proxy statements of each of these companies. We also utilize compensation data compiled by Equilar, Inc., Watson Wyatt Worldwide, Inc. and the Inland Press Association.

We use outside compensation consultants from time to time to advise us on specific issues and rotate those consulting assignments among nationally prominent executive compensation firms. In 2013, we retained and utilized the services of Mercer LLC to assess and make recommendations on the composition of our peer group and our CEO compensation program. Mercer LLC performed services solely on our behalf and did not perform other services for the Company. In selecting Mercer LLC, we determined the firm to be independent under applicable SEC standards.

How We Determine the Amount of Compensation

The Company's By-Laws provide that the Board of Directors has the sole authority to determine the compensation of all officers of the Company who are elected or appointed by the Board. The Board has, by adoption of our charter, delegated that authority to us. In addition, the LTIP approved by the stockholders gives us the sole authority to establish equity awards for executive officers.

The CEO, working primarily with the Company's Vice President - Human Resources, recommends all elements of compensation for all executive officers other than the CEO and we determine it. We determine CEO compensation without management input, other than the analysis of CEO compensation obtained from the peer publishing companies' proxy statements and other information obtained by the Human Resources Department at our request from independent sources.

When making compensation decisions, we analyze compensation summaries prepared for each of the NEOs. These summaries are prepared by the Human Resources Department. Each summary presents the dollar amount of each component of the NEO's compensation, including current cash compensation (base salary and incentives), equity awards, retirement benefits and any other compensation. These summaries reflect the annual compensation for the NEOs (both target and actual). Potential payments upon termination of employment involving a change of control and long-term incentives accumulated by the NEOs are also reviewed.

In our most recent review we determined that our annual total compensation amount for the CEO has been substantially below our target and peer levels, while total compensation for the other NEOs, after adjustments described in this report, remained consistent with our expectations.

Say-on-Pay Proposals

In 2011, our stockholders recommended, in a non-binding vote, that stockholder advisory votes on the Company's compensation of its executive officers be held every three years. 80.3% of votes cast were voted in favor of a three year frequency for such votes.

In 2011, the stockholders also recommended, on an advisory basis, the approval of the compensation philosophy, policies and procedures employed by the ECC, substantially as described herein. 93.7% of votes cast were voted in favor of the proposal.

We also considered the results of the most recent say-on-pay vote in determining 2013 compensation. The next scheduled advisory vote related to such executive compensation matters will be at the Annual Meeting.

Salary

We compare NEO salaries to those paid to executives at the peer companies noted above and to other national survey data. Actual salaries are influenced by what other companies pay their executives, but are primarily determined by the executive officer's responsibilities, experience and demonstrated performance. If comparable data is not available, we use internal compensation equity to evaluate the executive officer's responsibilities.

In order to implement our philosophy for the executive officers, our goal is to pay between 90-110% of competitive levels of base salary and annual incentives.

In October 2012, we increased the base salary of Mr. Gulledge to $325,000, to reflect his assumption of duties as Vice President - Sales and Marketing while continuing as Publisher of the Billings Gazette. In May 2013, we increased the base salary of Mr. Mowbray to $500,000, to reflect his assumption of duties as Vice President and Chief Operating Officer. In 2013, Ms. Junck voluntarily reduced her base salary 1.9%.

Annual Cash Incentive Plan for Named Executive Officers Other Than the CEO

Annual cash incentives are designed to support our objective of delivering positive annual operating results. In order to achieve competitive annual incentive targets, our goal is to set bonus targets at levels where we can expect the executive to receive a competitive incentive payment six out of ten years - in two out of ten years payments received would exceed competitive levels, and in two out of ten years, payments would be lower than competitive levels.

The 2013 incentive plan for NEOs other than the CEO was based solely upon achievement of Adjusted Operating Cash Flow (as defined below, "Adjusted OCF") of the Company and, if applicable, for enterprises for which the NEO is responsible, both relative to the current year operating plan (“Budget”). The Budget is approved annually by the Board of Directors. We have limited the NEOs' performance measure to Adjusted OCF in order to focus on improvements in cash flow and the related debt reduction to enhance shareholder value.

Based on the Company's performance, in 2013, a participant was eligible to earn from 0% up to 100% of the financial bonus target, which equates to 0% to 25% of the base salary of the NEO. A decline in Adjusted OCF from the Budget of more than 10% resulted in no payment of an annual cash incentive. Achievement of the Adjusted OCF target in the Budget would result in payment of 100% of the financial target. A tiered grid was used to determine results between the minimum and maximum.

Financial Performance

Adjusted Operating Cash Flow is defined as total operating income, adjusted to exclude equity in earnings of associated companies, depreciation, amortization, unusual matters and results of acquisitions and divestitures consummated in the period(s) being compared, and to include operating cash flow of associated companies.

See Appendix C for a reconciliation of Adjusted OCF to the related GAAP measure.

Annual Cash Incentive Plan for the CEO

Based on the Company's performance, in 2013 Ms. Junck was eligible to earn from 0% up to 100% of the financial bonus target, which equates to 0% to 50% of her base salary. A decline in Adjusted OCF from the Budget of more than

10% would result in no payment of an annual cash incentive. Achievement of the Adjusted OCF target in the Budget would result in payment of 100% of the financial target. A tiered grid was used to determine results between the minimum and maximum. For 2013, the Company achieved Adjusted OCF of 100.4% of the target, which resulted in an earned cash bonus of $450,000 for Ms. Junck.

Discretionary Bonuses

From time to time, we also develop special incentive programs and approve the CEO's recommendation of discretionary bonuses to the NEOs (excluding the CEO), as well as discretionary bonus awards to the CEO, based on exceptional performance.

2013 annual cash incentive plan and other bonus payments are summarized as follows:

(Dollars)	Annual Incentive Plan	Annual Discretionary Awards	Other Incentive Plans	Other Discretionary Awards	Total

Mary E. Junck
Award	450,000	225,000	—	—	675,000
Target	450,000
Carl G. Schmidt
Award	121,363	63,637	—	—	185,000
Target	133,000
Kevin D. Mowbray
Award	112,500	47,500	10,000	100,000	270,000
Target	112,500
Michael R. Gulledge
Award	77,188	22,812	—	—	100,000
Target	81,250
Greg R. Veon
Award	56,719	—	—	—	56,719
Target	90,750

1990 Long-Term Incentive Plan Awards

The LTIP authorizes us to grant a mixture of restricted Common Stock, non-qualified stock options and incentive stock options. Annual grant targets as a percentage of base salary for the NEOs other than the CEO historically range from 10% to 100%. The LTIP is designed to promote long-term ownership of the Company's Common Stock as a component of our overall compensation program, as noted above.

Actual grants for NEOs other than the CEO are recommended based on performance as evaluated by the CEO and approved by the ECC. The CEO's recommendation for each NEO is based on her evaluation of how the NEO contributed to the financial performance of the Company for the year just completed and her assessment of continued performance in future years. CEO grants are determined as described below. Restricted Common Stock grants vest 100% after a three-year period. There is no partial vesting. The executive must remain an employee for three years after the grant date for the award to vest.

Options, when granted, have a term of ten years and vest over a three-year period. After both the first and second years, 30% is vested. After the third year, the remaining 40% is vested. Ten years from the grant date, the ability to exercise any unexercised options expires.

Upon exercise of stock options by the option holders by delivery of previously owned Common Stock, replacement, or “reload,” options in the amount of the number of shares delivered are awarded at fair market value on the date of exercise of non-qualified stock options. Such options have a term equal to the remaining term of the options exercised and are exercisable after one year.

No restricted stock or stock option awards to NEOs were made under the LTIP in 2013.

1990 Long-Term Incentive Plan Awards for the CEO

Grants of restricted Common Stock to the CEO have historically been made under the Company's Incentive Compensation Program. Under the Program, we would establish a target award of restricted Common Stock at the beginning of each year, the receipt of which is subject to adjustment based on the CEO's achievement of the performance measures we determine at the time of the grant. The performance measure we have used is Adjusted OCF in relation to prior year Adjusted OCF. We would then determine the dollar value of the target award by considering the CEO's total compensation in relation to her peers, after taking into account her base salary and incentive bonus opportunity, together with our assessment of the Company's operating performance in relation to peer companies, and our Company's priority objectives.

We have reserved the right to modify grants based on our evaluation of the CEO's performance; to modify the performance measures from year to year; and to make discretionary equity awards in addition to, or in lieu of, awards under our Incentive Compensation Program and the LTIP.

No restricted stock awards to the CEO were made under the Incentive Compensation Program in 2013.

Valuation of Equity Awards

The accounting value of equity awards is expensed ratably over the vesting period of the equity award. There were no equity awards to NEOs in 2013. The accounting value of equity awards to NEOs is summarized below:

(Dollars)	Total Accounting Value of 2013 Grants	Accounting Charge Recorded in 2013 for 2013 Grants	Accounting Charge Recorded in 2013 for 2011-2012 Grants	Accounting Charge to be Recorded in 2014-2016 for 2013 Grants

Mary E. Junck	—	—	257,586	—
Carl G. Schmidt	—	—	47,639	—
Kevin D. Mowbray	—	—	44,984	—
Michael R. Gulledge	—	—	125,733	—
Greg R. Veon	—	—	20,627	—

Primary Benefits

Benefits are part of a competitive compensation package to attract and retain employees - including executives. The NEOs participate in the same benefit plans as the Company's salaried employees, many of which require the employees to share in the cost of such programs. NEOs may elect not to participate in the Company's insurance programs. Benefits include:

•	Health insurance, including prescription drug coverage;

•	Dental insurance;

•	Vision insurance;

•	Life insurance coverage in the event of the employee's death;

•	Accidental death and dismemberment insurance;

•	Short-term disability insurance;

•	Long-term disability insurance for a disability lasting longer than five months;

•	Retirement Account Plan; and

•	Non-Qualified Plan.

Retirement Plans

Under the Retirement Account Plan and Non-Qualified Plan, in 2013, the Company matched, upon eligibility, 40% of employee contributions up to the first 5% of employee compensation. These retirement plans are defined contribution plans. Company and employee contributions are invested according to investments selected by the employee, and the total amount is paid following retirement or termination of employment. Company contributions fully vest after six years of service for the Retirement Account Plan. Employee contributions are vested immediately. Amounts contributed by the Company credited under the Retirement Account Plan and Non-Qualified Plan to the accounts of the NEOs are listed in the Summary Compensation Table under “All Other Compensation.” The Non-Qualified Plan is intended to promote retention by providing employees with an opportunity to save in a tax-efficient manner.

Other Benefits

The only additional benefits the NEOs are eligible to receive are explained below. No NEO received benefits described below with a value of $10,000 or more in 2013, with the exception of Mr. Mowbray, who received $79,750 to reimburse him for the cost of his relocation from St. Louis, Missouri to Davenport, Iowa.

Connectivity

NEOs are reimbursed for the cost of a home computer and/or internet access at their primary residence. NEOs also may use mobile or other digital devices provided by the Company. This program benefits the Company by providing the executive access to its systems, digital products and communications during non-business hours.

Club Dues

NEO's are reimbursed for the annual dues of one social membership to a club of the executive's choice. This program benefits the Company by providing a place for the NEO to entertain and hold meetings with customers, prospective customers, community leaders and employees.

Transportation

NEOs who also serve as publishers receive an annual automobile allowance of $5,100.

Other

NEOs are reimbursed for reasonable and customary business expenses incurred on the Company's behalf. The Lee Foundation, an affiliate of the Company, also matches, on a dollar-for-dollar basis up to $5,000 annually, charitable contributions made by NEOs to qualifying organizations. Such reimbursements and matching contributions are not considered income to the NEO and are excluded from the Summary Compensation Table below.

We only allow use of aircraft chartered by the Company for trips related to the Company's business.

We do not provide tax reimbursements to employees, except for reimbursement of certain relocation costs, or upon termination of employment in connection with a change in control of the Company.

Risk Management and Executive Compensation

Our executive compensation program does not incentivize excessive risk-taking for the following reasons:

•	Base salary is a fixed amount;

•	Annual cash incentives are limited and based on achievement of a plan approved by the Board of Directors;

•	Stock awards are limited in amount and vest over a three year period; and

•	All awards are subject to our final approval.

We performed an assessment to determine whether the risks arising from our 2013 compensation policies and practices are likely to have a material impact on the Company.  Our assessment reviewed material elements of executive and non-executive compensation.  We concluded these policies and practices do not create risk that is reasonably likely to have a material adverse effect on the Company.

* * * *

Executive Compensation Committee Report

We have reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management. Based on this review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company's Proxy Statement relating to the Annual Meeting and in the Company's Annual Report on Form 10-K for the year ended September 29, 2013.

The Executive Compensation Committee

Herbert W. Moloney III, Chairman
Brent Magid
William E. Mayer
Andrew E. Newman
Mark B. Vittert

Summary Compensation Table

The following table summarizes the 2013, 2012 and 2011 compensation of the NEOs:

(Dollars)	Year	Salary	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
(1)			(2)	(2)	(3)	(4) (5) (6)
Mary E. Junck	2013	882,692	—	—	675,000	17,654	1,575,346
Chairman, President and Chief Executive Officer	2012	900,000	655,000	—	500,000	38,267	2,093,267
	2011	809,135	—	329,654	—	11,933	1,150,722

Carl G. Schmidt	2013	532,000	—	—	185,000	11,310	728,310
Vice President, Chief Financial Officer and Treasurer	2012	532,000	—	73,832	283,516	16,621	905,969
	2011	472,731	—	133,660	—	7,045	613,436

Kevin D. Mowbray	2013	441,552	—	—	270,000	92,752	804,304
Vice President and Chief Operating Officer	2012	400,000	—	73,832	108,300	9,475	591,607
	2011	328,558	—	111,483	—	4,896	444,937

Michael R. Gulledge	2013	325,000	—	—	100,000	7,567	432,567
Vice President - Sales and Marketing	2012	250,000	—	217,753	53,375	5,569	526,697
	2011	216,750	—	73,523	6,000	3,350	299,623

Greg R. Veon	2013	356,333	—	—	56,719	7,908	420,960
Vice President - Publishing	2012	367,000	—	36,916	39,086	7,340	450,342
	2011	354,058	—	40,158	—	5,276	399,492

(1)
The NEOs include the principal executive officer, principal financial officer and the three other most highly compensated executive officers who were serving as executive officers at September 29, 2013.

(2)
Stock and option awards are granted at a price equal to the fair market value on the date of grant. Information with respect to stock awards granted to the NEOs is reflected in “Outstanding Equity Awards at September 29, 2013” below.

(3)	Includes discretionary amounts paid under the annual cash incentive plan.

(4)
Includes matching contributions made to the Company's Retirement Account Plan and Non-Qualified Plan during the year. To the extent qualifying compensation was not received during the year, such as certain non-equity incentive plan compensation, the related matching contribution may be reported in a subsequent year.

(5)	Includes $79,750 of relocation cost reimbursement to Mr. Mowbray in 2013.

(6)
The Lee Foundation, an affiliate of the Company, matches on a dollar-for-dollar basis up to $5,000 annually, charitable contributions made by NEO's to qualifying organizations. Such matching contributions are not considered income to the NEO.

The Compensation Disclosure and Analysis above more fully describes our executive compensation program and the decisions made by the ECC.

Grants of Plan-Based Awards

No restricted stock or stock option awards to NEOs were made under the LTIP in 2013.

Outstanding Equity Awards at September 29, 2013

The following table summarizes outstanding equity awards to the NEOs as of September 29, 2013:

(Dollars, Except Share Data)	Number of Securities Underlying Unexercised Options		Option Awards		Restricted Common Stock Awards
					Number of Shares of Stock That Have Not Vested	Market Value of Shares of Stock That Have Not Vested
	Exercisable	Unexercisable	Exercise Price	Expiration Date
		(1)				(2)
Mary E. Junck
2012 Stock Award					500,000	1,350,000
2011 Options	165,000	—	2.57	9/28/2020
Carl G. Schmidt
2011 Options	66,900	—	2.57	9/28/2020
2012 Options	24,000	56,000	1.13	4/30/2022
Kevin D. Mowbray
2011 Options	55,800	—	2.57	9/28/2020
2012 Options	24,000	56,000	1.13	4/30/2022
Michael R. Gulledge
2011 Options	36,800	—	2.57	9/28/2020
2012 Options	18,000	42,000	1.13	4/30/2022
2012 Options	40,024	93,391	1.49	9/20/2022
Greg R. Veon
2011 Options	20,100	—	2.57	9/28/2020
2012 Options	12,000	28,000	1.13	4/30/2022

(1)
Options, which have a term of ten years, vest over a three year period. The first year, 30% is vested. The second year, an additional 30% is vested. And the third year, the remaining 40% is vested. Reload options, if any, vest one year from the date of the grant and have a term equal to the remaining term of the options exercised.

(2)	Based on closing market price on September 27, 2013.

Option Exercises and Stock Vested

No shares of restricted Common Stock owned by an NEO vested in 2013 and no NEO exercised option awards in 2013.

Non-Qualified Deferred Compensation

The following table summarizes information related to 2013 activity in the Non-Qualified Plan for the NEOs.

(Dollars)	NEO Contributions	Company Contributions	Aggregate Earnings	Distributions	Aggregate Balance at September 29, 2013
	(1)	(2)	(3)		(4)
Mary E. Junck	75,520	12,554	76,019	—	594,892
Carl G. Schmidt	15,526	6,210	19,467	—	128,535
Kevin D. Mowbray	19,755	7,902	3	—	47,293
Michael R. Gulledge	8,059	1,599	11,329	—	73,669
Greg R. Veon	15,846	2,808	3,691	—	57,794

(1)	Amounts included in total compensation in the Summary Compensation Table under “Salary”.

(2)	Amounts included in total compensation in the Summary Compensation Table under “ All Other Compensation”.

(3)	Earnings are based on the performance of investments selected by the NEO.

(4)	Amounts include compensation to the NEO in the form of Company contributions prior to 2013.

For those NEOs continuing to participate in the Non-Qualified Plan in 2013 and thereafter, withdrawals are permitted following termination of employment. Employee contributions are limited to 45% of salary and bonus compensation. See “Primary Benefits” above for additional information with regard to the Non-Qualified Plan.

Change of Control, Employment and Other Agreements

In 2008, we approved a new form of employment agreement between the Company and each of the NEOs which entitles these executives to severance and other benefits upon termination without cause or for good reason that becomes effective only upon a change of control. A change of control is defined to include certain mergers and acquisitions, liquidation or dissolution of the Company, changes in the membership of the Company's Board of Directors and acquisition of 15% of the outstanding stock of the Company for the purpose of changing the control of the Company.

Absent a change of control, the agreements do not require the Company to retain the executives or to pay them any specified level of compensation or benefits, and they remain employees at will.

The agreements extend for three years from the date of signature. The agreements renew annually for a new three-year period unless the Company gives notice of non-renewal at least 60 days before the anniversary date.

The agreements are subject to the following triggers:

•	The agreements become effective and the protective features vest upon a change of control or if an executive's employment is terminated in anticipation of such event.

•	The agreements provide that each executive is to remain an employee for a three-year period following a change of control of the Company unless the executive resigns for good reason.

Under the agreements, a change of control or related termination triggers the following compensation and benefits for the executives:

Employment Period Benefits

 During the three-year employment period, the executives are entitled to:

•	An annual base salary, payable monthly in an amount at least equal to their highest monthly base salary during the year prior to the change of control;

•	An annual bonus, payable in a lump sum within 75 days following each fiscal year in an amount at least equal to their highest annual bonus in the three years prior to the change of control;

•	Continued participation in the Company's incentive, savings, retirement and welfare benefit plans; and

•
Payment of expenses and fringe benefits (including, without limitation, office and support staff, tax and financial planning services, applicable club dues and use of an auto and related expenses) to the extent paid or provided to such executive prior to the change of control or to other peer executives of the Company.

Benefits Upon Termination

If the executive's employment is terminated during the three-year employment period other than for cause, death or disability, or the executive terminates employment for good reason, the executive will be entitled to the following benefits:

•	All accrued and unpaid annual base salary and annual bonus for the prior fiscal year payable in a lump sum within 30 days of termination;

•	A severance payment equal to three times the sum of the executive's annual base salary, and highest recent annual bonus payable in a lump sum within 30 days of termination;

•
A payment equal to three times the Company's average annual contributions on behalf of the executive under all defined contribution plans maintained by the Company during the three-year period immediately preceding the termination, payable in a lump sum within 30 days of termination;

•	Any legal fees and expenses incurred by the executive in asserting legal rights in connection with the agreement; and

•	Continued welfare benefits for three years and outplacement services for two years.

Under the agreements, termination for cause means termination of the executive's employment due to the (1) willful and continued failure of the executive to perform substantially the executive's duties with the Company or one of its affiliates, or (2) the willful engaging by the executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company.

Good reason means actions taken by the Company that result in a material negative change in the employment relationship, including a detrimental change in responsibilities, a reduction in salary or benefits or a relocation of office.

Excise Tax Gross-Up

To reduce the impact of any excise tax imposed on the executive related to the change of control, the agreements also require the Company to pay the executive in a lump sum (subject to certain limits and safe harbor/severance reduction provisions):

•	A “gross-up” payment with respect to the excise tax; and

•	Any penalties and interest incurred by the executive related to the excise tax.

Other Provisions

For a period of one year after the agreements become effective, the executives are restricted from:

•	Disclosing the confidential information of the Company and its affiliates;

•	Competing against the Company and its affiliates;

•	Soliciting the customers of the Company and its affiliates; and

•
Soliciting the employees of the Company and its affiliates for employment and hiring them, unless the employee is responding to employment advertising of a general nature or unless approved by the President of the Company in advance.

There is no requirement in the agreements that the executives execute a release of claims in favor of the Company and its affiliates.

Acquirer's Obligations

The agreements mandate that the Company require an acquirer to assume and satisfy the Company's obligations under the agreements.

Equity Awards

The Company's LTIP provides, if a change of control occurs, for early vesting and exercise and issuance or payment as permitted of the following awards to executives (subject to certain limits):

•	Awards of restricted Common Stock;

•	Stock options and stock grants; or

•	Amounts payable instead of such issuance in a lump-sum payment within 30 days of surrender of such stock options to the Company.

Potential Payments Upon Termination or Change of Control

The following summarizes information as of September 29, 2013 related to estimated potential payments upon a change in control to the NEOs. Amounts in the table do not reflect income tax benefits that may be realized by the Company. The estimated payments also make assumptions as to whether certain discretionary bonus payments made to NEOs are qualifying annual incentive plan payments under the agreements.

(Dollars)	Estimated Net Present Value of Change in Control Severance and Benefits	Potential Excise Tax Liability and Gross Up for Excise Taxes	Total

Mary E. Junck	4,479,800	1,852,800	6,332,600
Carl G. Schmidt	2,106,100	—	2,106,100
Kevin D. Mowbray	1,992,600	859,700	2,852,300
Michael R. Gulledge	1,354,100	590,000	1,944,100
Greg R. Veon	1,128,000	—	1,128,000

Compliance with Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code limits the deductibility of executive compensation paid by publicly held companies to certain of their executive officers to $1,000,000 per year, but contains an exception for performance-based compensation. While our general policy is to structure our compensation programs to preserve the deductibility of most compensation paid to the Company's executive officers, we periodically authorize payments that may not be deductible if we believe such payments are in the best interests of both the Company and its stockholders.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We have adopted procedures that apply to any transaction or series of transactions in which the Company or a subsidiary is a participant involving an amount in excess of $120,000, and a related person has a direct or indirect material interest. Under SEC rules, a related person is a director, nominee for director, executive officer, owner of more than 5% of our Common Stock or immediate family member of any of the above. On an annual basis, each director, nominee for director, officers and certain 5% or greater stockholders are required to complete a Director and Officer Questionnaire that requires disclosure of any transactions with us in which a related person has a direct or indirect material interest. Our general counsel is primarily responsible for the development and implementation of procedures and controls to obtain information from these related persons. The charter of our Audit Committee provides that the Audit Committee is responsible for review, approval or ratification of related-person transactions. Though we have no written policy, it is the practice of our Audit Committee to approve such transactions only if it deems them to be in the best interests of the Company. When considering a transaction, the Audit Committee will review all relevant factors, including our rationale for entering into a related-person transaction, alternatives to the transaction, whether the transaction is on terms at least as fair to the Company as would be the case were the transaction entered into with a third party, and potential for an actual or apparent conflict of interest. The Audit Committee reports its findings to the Board of Directors.

We have entered into indemnification agreements with each of our directors and executive officers. These agreements require us to indemnify such individuals, to the fullest extent permitted by Delaware law, for certain liabilities to which they may become subject as a result of their affiliation with the Company.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee is currently comprised of five directors who are not officers or employees of the Company. All members are independent under rules of the NYSE and the SEC. The Board of Directors has established a written charter for the Audit Committee.

The Audit Committee held seven meetings in 2013. The meetings were designed to facilitate and encourage private communication between the Audit Committee, management, our internal auditors and our independent registered public accounting firm.

During these meetings, the Audit Committee reviewed and discussed the annual audited and quarterly unaudited financial statements with management and the independent registered public accounting firm, and the effectiveness of our internal control over financial reporting. The Audit Committee believes that management maintains an effective system of internal control over financial reporting. Based on its review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for filing with the SEC for the year ended September 29, 2013, including any applicable amendments thereto.

The discussions with the independent registered public accounting firm also included the matters required by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T regarding “Communications with Audit Committees.” The Audit Committee received from the independent registered public accounting firm written disclosures and the letter required by PCAOB Rule 3600T regarding “Independence Discussions with Audit Committees.” This information was discussed with the independent registered public accounting firm. The Audit Committee considered whether the non-audit services provided by the independent registered public accounting firm to us are compatible with maintaining auditor independence.

The Audit Committee

Andrew E. Newman, Chairman
Nancy S. Donovan
Leonard J. Elmore
Brent Magid
Herbert W. Moloney III

Each member of the Audit Committee meets the current financial literacy requirements of the NYSE. Our Board of Directors has determined that Mr. Newman meets the requirements of an audit committee financial expert, as defined by the SEC, and all Audit Committee members meet the NYSE's definition of an independent director.

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG has served as our independent registered public accounting firm since 2008. Representatives of KPMG are expected to be present at the Annual Meeting, will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions from stockholders.

For 2013 and 2012, KPMG performed the following professional services and received, or will receive, fees in the amounts indicated.

(Dollars)	2013	2012

Audit fees	1,055,000	1,140,000
Audit-related fees	9,000	9,000
	1,064,000	1,149,000

Services Provided by KPMG

All services rendered by KPMG are permissible under applicable laws and regulations. The Audit Committee reviewed and pre-approved all services related to the fees listed in the above table in accordance with our Policy Regarding the Approval of Audit and Non-Audit Services by Independent Public Accountants (“Policy”). Under the Policy, Audit Committee pre-approval includes audit services, audit-related services, tax services, other services and services exceeding the pre-approved cost range. In some instances, pre-approval is provided by the full Audit Committee for up to a year with any such pre-approval relating to a particular defined assignment or scope of work and subject to a specific defined budget. In other instances, the Audit Committee may delegate pre-approval authority of additional services to one or more designated members with any such pre-approval reported to the Audit Committee at its next scheduled meeting. Any pre-approved service requires the submission of an engagement letter or other detailed back-up information. Pursuant to rules of the SEC, the fees paid to KPMG for services are disclosed in the table above under the categories described below, as applicable.

Audit Fees - Fees for professional services for the audit of our Consolidated Financial Statements, review of financial statements included in our quarterly Form 10-Q filings, attestation reporting on the effectiveness of our internal control over financial reporting, and services that are normally provided in connection with statutory and regulatory filings or engagements.

Audit-Related Fees - Fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements. This includes due diligence related to mergers and acquisitions, preparation of comfort letters related to financing or other transactions, attestations that are not required by statute or regulation, and consulting related to financial accounting or reporting standards.

Tax Fees - Fees for professional services with respect to tax compliance and advice and planning. This includes preparation of original and amended tax returns for the Company and its consolidated subsidiaries, refund claims, payment planning, tax audit assistance and tax work stemming from audit-related matters. We also engage the services of other accounting firms and law firms for such services. Fees paid to such firms are not reflected in the table above except to the extent KPMG is engaged directly by such firms to perform services on behalf of the Company.

All Other Fees - Fees for other permissible work that does not meet the above category descriptions.

These services are actively monitored both as to spending level and work content by the Audit Committee to maintain the appropriate objectivity and independence in our independent registered public accounting firm's core work, which is the audit of our Consolidated Financial Statements.

The Audit Committee has designated KPMG as its independent registered public accounting firm for purposes of auditing our Consolidated Financial Statements for the year ending September 28, 2014.

* * * *

The Executive Compensation Committee Report and Report of the Audit Committee set forth above shall not be deemed to be incorporated by reference into any filing made by us under the Securities Act of 1933 (“Securities Act”) or the Exchange Act, notwithstanding any general statement contained in any such filing incorporating this Proxy Statement by reference, except to the extent we incorporate such reports by specific reference. In addition, these Reports shall not be deemed to be filed under either the Securities Act or the Exchange Act.

STOCKHOLDER PROPOSALS FOR 2015 ANNUAL MEETING

Proposals of stockholders in accordance with SEC rules to be presented at the 2015 annual meeting must be received by us, at the address shown on the cover of this Proxy Statement, sent by registered, certified or express mail, to be considered for inclusion in our Proxy Statement and form of proxy relating to that meeting by September 11, 2014.

Stockholders who want to bring business before the 2015 annual meeting, other than through a stockholder proposal in accordance with SEC rules, must notify the Secretary of the Company in writing and provide the information required by the provision of our By-Laws dealing with stockholder proposals. The notice must be delivered to or mailed and received at the address of the Company shown on the cover of this Proxy Statement by September 11, 2014. The requirements for such notice are set forth in our By-Laws, which were filed as Exhibit 3.1 to our Current Report on Form 8-K filed on May 7, 2013. That document is located on our website www.lee.net. Click on “Financial” and “Lee SEC filings”.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors to file initial reports of ownership and reports of changes in that ownership with the SEC. Specific due dates for these reports have been established and we are required to disclose in our Proxy Statement any failure to file by these dates in 2013.

Based solely on review of the copies of such reports furnished to us and written representations that no other reports were required, we believe that all filing requirements applicable to our executive officers and directors were satisfied.

OTHER MATTERS

The cost of the solicitation of proxies will be borne by us. In addition to solicitation by mail, some of our officers and regular employees may, without extra remuneration, solicit proxies personally or by telephone, electronic transmission or facsimile. We may also request brokerage houses, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of stock held of record and will reimburse such persons for their expenses. We have retained Morrow & Co., LLC to aid in the solicitation of proxies, for which we will pay an amount that it has estimated will not exceed $7,000 plus expenses.

MARY E. JUNCK

APPENDIX A

AMENDED AND RESTATED LEE ENTERPRISES, INCORPORATED
1996 STOCK PLAN FOR NON-EMPLOYEE DIRECTORS
Effective February 17, 2010

1. Purposes

The purpose of the Amended and Restated 1996 Stock Plan for Non-Employee Directors (the “Plan”) of Lee Enterprises, Incorporated (the “Company”) is to promote the interests of the Company and its stockholders by (i) encouraging non-employee directors to own shares of the Company’s Common Stock and thereby link their interests more closely with the interests of the other stockholders of the Company; (ii) attracting and retaining non-employee directors of outstanding ability; (iii) providing incentive compensation opportunities which are competitive with those of other major corporations; and (iv) enabling such directors to participate in the long-term growth and financial success of the company.

2. Definitions

The following definitions shall be applicable throughout the Plan:

“Administrator” -- means the Chief Executive Officer of the Company.

“Award” - means a grant of Common Stock under Section 7 of the Plan.

“Board of Directors” - means the Board of Directors of the Company.

“Cash Compensation” - means annual retainer, fees payable for serving as Chairman of the Board of Directors or of a committee of the Board or for attending any meetings of the Board or any committee thereof, per diem consultation fees or other compensation payable as a non-employee director of the Company.

“Code” - means the Internal Revenue Code of 1986 as amended from time to time.

“Common Stock” - means the common stock of Lee Enterprises, Incorporated, $2.00 par value.

“Company” - means Lee Enterprises, Incorporated, a Delaware corporation, including any and all subsidiaries.

“Exchange Act” - means the Securities Exchange Act of 1934 as amended from time to time.

“Participant” - means a non-employee director of the Company who has been granted an Award.

3. Effective Date and Duration of the Plan

The Plan shall become effective upon approval by the Company’s stockholders at the Annual Meeting of Stockholders to be held on February 17, 2010 or any adjournment thereof. The Plan shall terminate at such time as may be determined by the Administrator, and no Awards shall be granted after such termination.

4. Administration

(a) Administrator. The Plan shall be administered by the Administrator subject to the restrictions set forth in the Plan. Before any Awards are granted, the Administrator may require Participants to execute any agreements that the Administrator, in his or her discretion, shall reasonably require.

(b) Powers. Subject to the provisions of the Plan, the Administrator shall have the full power, discretion, and authority to interpret and administer the Plan in a manner which is consistent with the Plan’s provisions, but shall have no authority with respect to the selection of directors to receive awards, the number of shares subject to the Plan or each grant thereunder, or the price or timing of Awards to be made except as provided in Section 9. The Administrator shall have no authority to increase materially the benefits under the Stock Plan.

(c) Decisions Binding. All determinations and decisions made by the Administrator according to the provisions of the Plan shall be final, conclusive and binding on all persons, including the Participants, their estates and beneficiaries, and the Company and it stockholders and employees.

5. Common Stock Awards; Shares Subject to the Plan

(a) Stock Grant Limit. Awards will be granted to Participants in the Plan in accordance with the provisions of Section 7 below. Subject to Section 8 below, the aggregate number of shares of Common Stock that may be issued under the Plan shall not exceed 666,933 shares. Shares of Common Stock shall be deemed to have been issued under the Plan only to the extent actually issued and delivered pursuant to an Award.

(b) Stock Offered. The Common Stock to be granted constituting an Award may be authorized but unissued Common Stock or Common Stock previously issued and outstanding and reacquired by the Company.

6. Eligibility

Awards may be granted only to directors of the Company who, at the time of grant, are not employees of the Company or of any subsidiary of the Company. Awards may not be granted to any person who is an employee of the Company or of any subsidiary of the Company.

7. Common Stock Awards

(a) Annual Awards of Common Stock. Beginning on June 1, 2010, and annually on the first business day of June of each year thereafter, Participant shall automatically be granted an Award of 10,000 shares of Common Stock (the "Annual Award"), as adjusted according to Sections 7(c) and 8 below. A Participant who is elected by the Board of Directors to fill a vacancy or newly created directorship between annual meetings of stockholders shall automatically receive an Annual Award on the earlier of the first business day of the fourth month after taking office or the last business day of the year in which he or she took office, provided, however, that any Participant who is elected to the Board of Directors to fill such a vacancy shall receive only one Annual Award per fiscal year.

(b) Payment for Stock. A Participant shall not be required to make any payment for Common Stock received pursuant to this Plan, except to the extent otherwise required by law.

(c) Fair Market Value. Notwithstanding subsection (a) above, the fair market value of an Annual Award based on the closing price on the Date of Grant made under this Section shall not exceed the annual cash retainer payable to the Participant by the Company.

(d) Holding Requirement. Any Annual Award made under this Section shall be held by such Participant for a minimum of ten (10) years, unless such Participant retires, resigns or dies while holding the position of director prior to satisfying this holding requirement.

8. Change in Capital Structure

In the event of any change in the outstanding shares of Common Stock by reason of any stock dividend or split, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other corporate change, or any distributions to the holders of Common Stock other than cash dividends, the Administrator shall make such substitution or adjustment, if any, as he or she deems to be equitable to accomplish fairly the purposes of the Plan and to preserve the intended benefits of the Plan to the Participants and the Company, as to the number, including the number specified in Section 5(a) above, or kind of shares of Common Stock or other securities issued or reserved for issuance pursuant to the Plan, including the number of outstanding shares of Common Stock.

9. Amendment, Modification and Termination

The Administrator may amend, suspend or terminate the Plan as he or she shall deem advisable or to comply with changes in the Code, the Employee Retirement Income Security Act of 1974, or the rules thereunder, but may not amend the Plan without further approval of the stockholders if such approval is required by law. Adjustments shall be made in the number and kind of shares subject to the Plan as provided in Section 8 above.

10. Miscellaneous

(a) No Right to an Award. Neither the adoption of the Plan or any action of the Administrator shall be deemed to give a director a right to an Award or any other rights hereunder except as may be evidenced by an Award duly executed on behalf of the Company, and then only to the extent and on the terms and conditions expressly set forth herein. The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of funds or assets to assure the payment of any Award.

(b) No Employment Rights Conferred. Nothing contained in the Plan shall (i) confer upon any director any right with respect to continuation of service or nomination for reelection as a director with the Company or (ii) interfere in any way with the right to remove a director from office at any time for cause as provided in the Company’s Restated Certificate of Incorporation.

(c) Other Laws; Withholding. The Company shall not be obligated to issue any shares of Common Stock until there has been compliance with such laws and regulations as the Company may deem applicable. No fractional shares of Common Stock shall be delivered. The Company shall have the right to collect cash from Participants in an amount necessary to satisfy any federal, state or local withholding tax requirements. A Participant may elect to satisfy tax withholding requirements, in whole or in part, by having the Company withhold shares of Common Stock to satisfy the amount of taxes required to be withheld.

(d) Severability. If any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

(e) Additional Compensation. Shares of Common Stock granted under the Plan shall be in addition to any Cash Compensation payable to a Participant as a result of his or her service as a non-employee director of the Company.

(f) Requirements of Law. The granting of Awards under the Plan shall be subject to all applicable laws, rules, and regulations and to such approvals by any governmental agencies or national securities exchanges as may be required.

(g) Governing Law. To the extent not preempted by federal law, the Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to conflict of law principles.

(h) Securities Law Compliance. With respect to any Participant subject to Section 16 of the Exchange Act, transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the Exchange Act, regardless of whether the conditions are expressly set forth in the Plan. To the extent any provision of the Plan or action by the Administrator fails to so comply, it shall be deemed null and void to the extent permitted by law and deemed advisable by the Administrator.

APPENDIX B

LEE ENTERPRISES, INCORPORATED
AMENDED AND RESTATED
INCENTIVE COMPENSATION PROGRAM

1.	PURPOSE

The purpose of the Incentive Compensation Program (the “Program”) is to (i) pay annual bonus compensation and/or (ii) make incentive-based restricted stock awards to executives of Lee Enterprises, Incorporated (the “Company”) that constitute performance-based compensation, within the meaning of Section 162(m)(4)(C) of the Internal Revenue Code of 1986, as amended (the “Code”). Compensation under the Program shall be paid for services performed during a fiscal year ending on the last Sunday in September.

2.	ADMINISTRATION

(a)
The Program shall be administered by the Executive Compensation Committee (the “Committee”) of the Company’s Board of Directors (the “Board”). No member of the Committee shall be eligible to participate in the Program. The Committee shall be comprised of two or more members who are “outside directors” for purposes of Code Section 162(m)(A)(C)(i).

(b)
The Committee shall have the power and discretionary authority to adopt, amend and rescind any administrative guidelines, rules, regulations, and procedures deemed appropriate to the administration of the Program, and to interpret and rule on any questions relating to any provision of the Program. The Committee shall not take any action that would result in the payment of compensation under the Program to any participant who is a “covered employee” if such payment would not be “performance-based compensation,” within the meaning of Code Section 162(m), as reasonably determined by the Committee.

(c)	The decisions of the Committee shall be final, conclusive and binding on all parties, including the Company and participating employees.

(d)	The Board may from time to time amend, suspend or terminate the Program, in whole or in part.

3.	PARTICIPATION

Key executives of the Company who are from time to time designated by the Committee to be Participants shall be eligible to participate in the Program.

4.	PERFORMANCE GOALS

(a)
No later than ninety days after the beginning of each fiscal year, the Committee shall establish in writing (i) one or more Performance Goals (as defined below in section 4(d)) that must be attained in order for a participant to receive an award of compensation under the Program for the fiscal year and (ii) the amount of the award to be paid upon attainment of the Performance Goals. The Committee shall have the discretion to revise the amount to be paid or awarded upon the attainment of Performance Goals solely for the purpose of reducing or eliminating the amount of the award otherwise payable upon attainment of these goals.

(b)
The maximum individual annual cash award for any fiscal year shall be equal to 200 percent of the annual base salary of the participant as of the last day of the fiscal year. Notwithstanding, in no event may a participant’s maximum cash award hereunder exceed two million dollars for any fiscal year.

(c)	The maximum incentive-based restricted stock award for any fiscal year shall not exceed 200,000 shares of Common Stock of the Company.

(d)
A “Performance Goal” is a nondiscretionary performance goal established in writing by the Committee; it must be based exclusively on one or more of the following business criteria: net earnings, operating cash flow, customer satisfaction, revenue, financial growth, operating income, return and margin ratios, market performance, or total shareholder return. Performance Goals may not be changed once established by the

Committee, except that the Committee retains discretion to reduce or eliminate an award as described in section 4(a) above. Performance Goals must be measurable and quantifiable. Performance Goals may be particular to an individual participant or to a division, department, branch, line of business, subsidiary or other unit, or based upon the performance of the Company generally. Performance Goals may vary from participant to participant and from fiscal year to fiscal year.

(e)
Notwithstanding any other provision of this Program, the Committee shall have the discretion to award compensation under this Program regardless of the attainment of a Performance Goal on account of participant’s death or termination of employment on account of a long term disability, as determined by the Committee.

5.	DETERMINATION OF AWARDS

Prior to the payment of any award under this Program, the Committee shall certify in writing that Performance Goals have been attained. No payment shall be made under the Program in the absence of such certification; however, the attainment or failure to attain Performance Goals under this Program shall have no effect on payment of compensation to a participant under any other plan, program, agreement, or arrangement, including discretionary payments, on the basis of goals or criteria separate from the business criteria set forth in section 4(d) above.

6.	COMMUNICATION

Participants shall be advised in writing of their participation in the Program and of the Performance Goals applicable to their awards.

7.	PAYMENT OF AWARDS

Cash and incentive-based restricted stock awards shall be payable as soon as practicable after the certification of the attainment of the Performance Goals, as described above in section 5; provided, however, that payment or grant of part or all of any award may be deferred in the discretion of the Committee or deferred in accordance with the terms of any deferred compensation arrangement applicable to a participant.

8.	EFFECTIVE DATE OF PROGRAM

The Program, as amended and restated herein, shall be effective as of September 30, 2013, subject to approval by a majority of stockholders at the 2014 Annual Meeting of the Company. The Program shall continue until terminated by the Board.

9.	MISCELLANEOUS

(a)
To the extent that the Program provides for any deferral of compensation, it is an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of “management or highly-compensated employees” within the meaning of Sections 201, 301 and 401 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and therefore is exempt from the provisions of Parts 2, 3 and 4 of Title I of ERISA.

(b)	Participants are unsecured general creditors, with no secured or preferential right to any assets of the Company or any other party for payment of benefits under this Program.

(c)
A participant shall have no right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable under the Program. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a participant or any other person, nor be transferable by operation of law in the event of a participant’s or any other person’s bankruptcy or insolvency.

(d)	The Program shall not constitute a contract of employment between the Company and any participant.

(e)	The Company shall have the right to deduct from all amounts paid under the Program any taxes required by law or other amounts authorized by the participant to be withheld therefrom.

(f)	The Program shall, upon its effectiveness, supersede and replace the annual incentive bonus program heretofore in effect.

(g)	The Program shall be construed and interpreted according to the laws of the State of Delaware, except as preempted by federal law, and without regard to conflict of law principles.

Approved by the Lee Enterprises, Incorporated Executive Compensation Committee on November 20, 2013.

APPENDIX C

NON-GAAP FINANCIAL INFORMATION

Adjusted Operating Cash Flow of the Company is a non-GAAP (Generally Accepted Accounting Principles) financial measure. No non-GAAP financial measure should be considered as a substitute for any related GAAP financial measure. However, the Company believes the use of non-GAAP financial measures provides meaningful supplemental information with which to evaluate its financial performance.

The table below reconciles 2013 Adjusted Operating Cash Flow to operating loss, the most directly comparable measure under GAAP.

(Thousands of Dollars)	Amount

Operating loss	(57,319)
Equity in earnings of associated companies	(8,685)
Depreciation and amortization	55,637
Impairment of intangible and other assets	171,094
Workforce adjustments	2,680
TNI Partners operating cash flow	11,595
Madison Newspapers, Inc. operating cash flow	17,836
Adjusted operating cash flow	192,838

Shareowner Services™ P.O. Box 64945 St. Paul, MN 55164-0945
COMPANY #

Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week
Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
INTERNET - www.proxypush.com/lee
Use the Internet to vote your proxy until 11:59 p.m. (CST) on February 18, 2014.

PHONE - 1-866-883-3382
Use a touch-tone telephone to vote your proxy until 11:59 p.m. (CST) on February 18, 2014.

MAIL - Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,
SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

ò	Please detach here	ò

The Board of Directors Recommends a Vote FOR Items 1, 2, 3, 4 and 5.

1.	To elect three directors	01	Richard R. Cole	03	Leonard J. Elmore	☐	Vote FOR all nominees	☐	Vote WITHHELD
	for terms of three years:	02	Nancy S. Donovan				(except as marked)		from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	To ratify the selection of KPMG LLP as the Company's independent registered public accounting firm;	☐ For ☐ Against ☐ Abstain

3.	To consider and act upon a proposal to amend the 1996 Stock Plan for Non-Employee Directors (as amended and restated in 2010);	☐ For ☐ Against ☐ Abstain

4.	To consider and act upon a proposal to amend and restate the Incentive Compensation Program; and	☐ For ☐ Against ☐ Abstain

5.	To approve, by non-binding vote, the Company’s compensation of its executive officers (the "Say-On-Pay" vote).	☐ For ☐ Against ☐ Abstain

THIS PROXY when properly executed will be voted as directed or, if no direction is given and on such other business as may properly come before the Annual Meeting or any adjournment thereof, will be voted as the Board recommends or otherwise determines in its discretion.

Address Change? Mark Box ☐	Indicate changes below:	Date

Signature(s) in Box

PLEASE SIGN exactly as your name(s) appear(s) on the
Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corpo-rations should provide full name of corporation and title of authorized officer signing the proxy.

LEE ENTERPRISES, INCORPORATED

ANNUAL MEETING OF STOCKHOLDERS

February 19, 2014
9:00 a.m. (CST)

Lee Enterprises Corporate Offices
201 N. Harrison St.
Fourth Floor
Davenport, IA 52801

201 N. Harrison St., Suite 600 Davenport, IA 52801	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on February 19, 2014.

The shares of stock you hold in your account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” Items 1, 2, 3, 4 and 5.

By signing the proxy, you revoke all prior proxies and appoint Mary E. Junck and William E. Mayer, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters that may come before the Annual Meeting and all adjournments.

See reverse for voting instructions.